Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), dated as of March 18, 2014, amends that certain employment agreement, dated December 5, 2012 (the “Agreement”), between CSS Industries, Inc. (“CSS”), and Jack Farber (“Executive”).

WHEREAS, CSS and the Executive previously entered into the Agreement, which, among other things, provides for the employment of the Executive by CSS in the position of Chairman of the Board of Directors;

WHEREAS, the parties desire to amend the Employment Agreement as specifically provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Modification of Agreement to Replace the Date “July 31, 2014” with the Date “July 31, 2015”. The parties acknowledge and agree that all references in the Agreement to the date “July 31, 2014” (including, without limitation, references set forth in Section 1 of the Agreement) shall be replaced with the date “July 31, 2015”.

2. Modification to Section 5(b) of Agreement. The parties acknowledge and agree that, in the first sentence of Section 5(b) of the Agreement, the phrase “if either (i) you remain continuously employed by the Company as the Chairman of the Board through July 31, 2014 and your employment with the Company terminates automatically on July 31, 2014 or (ii) your employment is terminated by the Company for any reason prior to July 31, 2014, including by reason of your not being re-elected as a member of the Board by the Company’s stockholders,” shall be replaced with the following phrase: “if you are no longer employed by the Company as the Chairman of the Board,”.

3. Modification to Section 5(c) of Agreement. The parties acknowledge and agree that, in the first sentence of Section 5(c) of the Agreement, the phrase “if either (i) you remain continuously employed by the Company as the Chairman of the Board through July 31, 2014 and your employment with the Company terminates automatically on July 31, 2014 or (ii) your employment is terminated by the Company for any reason prior to July 31, 2014, including by reason of your not being re-elected as a member of the Board by the Company’s stockholders,” shall be replaced with the following phrase: “if you are no longer employed by the Company as the Chairman of the Board,”.

4. Miscellaneous. Except as expressly modified hereby, the Agreement remains in full force and effect. Upon the execution and delivery hereof, the Agreement shall thereupon be deemed to be amended as hereinabove set forth, and this Amendment and the Agreement shall henceforth be read, taken and construed as one and the same instrument. This Amendment may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other party.

IN WITNESS WHEREOF, this Amendment has been executed by CSS and by the Executive as of the date first above written.

CSS INDUSTRIES, INC. (“CSS”)

By:	/s/ Christopher J. Munyan
Christopher J. Munyan
President and Chief Executive Officer

/s/ Jack Farber
Jack Farber (“Executive”)

2